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                                                                    EXHIBIT 10.1


                       PHARMACY BENEFIT SERVICES AGREEMENT


         This Pharmacy Benefit Services Agreement effective as of April 1, 1999, is entered into by and between Advance Paradigm, Inc., a Delaware corporation ("Advance Paradigm"), Foundation Health Systems, Inc. ("FHS") and Integrated Pharmaceutical Services ("IPS"), a subsidiary of FHS.

                             PRELIMINARY STATEMENTS

A. Pursuant to the terms and conditions of this Agreement, FHS and IPS will retain Advance Paradigm to provide, and Advance Paradigm will provide for, or cause to be provided, certain pharmacy benefit management services to the FHS Affiliated Plans, including (i) Advance Paradigm and IPS will jointly negotiate with drug manufacturers for all market share and volume-based incentive arrangements relating to drug utilization for each party's members, (ii) claims processing, retail network management and payment of claims to participating pharmacies for prescription drugs furnished to Eligible Members, and (iii) mail service pharmacy (collectively, the "PBM Services").

B. Advance Paradigm and FHS, Foundation Health Pharmaceutical Services, Inc. ("FHPS") and IPS have entered in to that certain Purchase Agreement dated February 26, 1999 pursuant to which Advance Paradigm has agreed to purchase, and FHS has agreed to sell to Advance Paradigm, certain of FHS pharmacy benefit management operations (the "Purchase Agreement"). Upon consummation of the transactions contemplated by the Purchase Agreement, in addition to the PBM Services provided by Advance Paradigm to IPS and the FHS Affiliated Plans pursuant to this Agreement, Advance Paradigm will acquire FHPS and will provide certain PBM Services to all Health Plans that utilize IPS, FHPS or the FHS Affiliated Plans for their Pharmacy Benefit (the "Non-Affiliated Business").

C. FHS is entering into this Agreement on behalf of its operating entities and not on its own behalf. Nothing contained herein is intended to imply that FHS is engaging in any regulated business activity for which a license would be required.

                               TERMS OF AGREEMENT

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall have the meanings herein specified for all purposes of this Agreement, including singular and plural forms of any terms herein defined.

         "Advance Paradigm" shall mean Advance Paradigm, Inc., a Delaware corporation, together with its wholly-owned subsidiaries including, without limitation, FHPS following consummation of the Purchase Agreement.

         "Agreement" shall mean this Pharmacy Benefit Services Agreement.


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         "AWP" shall mean the average wholesale price of the drug dispensed, as set forth in the current price list in recognized sources such as Medi-Span Prescription Pricing Guide, including its supplements, or other nationally recognized pricing sources determined by mutual agreement of the parties. The applicable AWP for prescriptions dispensed by retail pharmacies is based on the package size submitted. The applicable AWP for prescriptions dispensed by the mail service pharmacy shall be based on the package size that results in charges that are no greater than the current mail order pharmacy arrangement in effect as of the Effective Date, except as a result of a material change in the pricing structure in the industry.

         "Change of Control" of a company shall occur when: (i) a third party acquires fifty percent (50%) or more of the outstanding voting stock of such company; (ii) the company sells all or substantially all of its assets to a third party; (iii) the company merges into or consolidates with another party such that (a) the company is not the surviving company, (b) if the surviving company, a majority of the Board of Directors of the company comprising the board immediately prior to such transaction does not also constitute a majority following such transaction or (c) if the surviving company, a majority of the outstanding shares of the company's stock is not held by holders who held a majority of the shares of stock of the company immediately prior to such transaction.

         "Client" shall mean IPS and FHS, together with their subsidiaries. Each reference to Client herein shall be deemed to include each of IPS and FHS jointly and severally.

         "Closing" shall mean the date and time that the transactions contemplated by the Purchase Agreement are consummated.

         "Drug Manufacturer Agreement (or Agreements)" shall have the meaning set forth in Section 3(a).

         "Drug Pricing/DUR Database" means the drug pricing and DUR data provided to Advance Paradigm by a nationally recognized, third party source.

         "DUR" shall mean drug utilization review.

         "Effective Date" shall mean the day that PBM Services begin for each FHS Affiliated Plan covered by this Agreement.

         "Eligibility Tape" shall have the meaning assigned to such term in
         Section 2(b) hereof.

         "Eligible Member" shall mean each individual who is included on the Eligibility Tape and the updates thereto as being entitled to Pharmacy Benefits.

         "FHPS" shall mean Foundation Health Pharmaceutical Services, Inc., a wholly-owned subsidiary of Advance Paradigm, Inc.



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         "FHS Affiliated Plans" shall mean IPS and each direct and indirect subsidiary or affiliate of FHS or IPS which presently or hereafter provides or administers a Pharmacy Benefit for its enrollees, except for the affiliates of FHS set forth on Schedule 1, to the extent that after the Effective Date of this Agreement any such affiliate is thereafter sold to a third party.

         "FHS Successor" shall mean any third party that acquires FHS in a Change of Control transaction.

         "Generic Drug" means the chemical and generic name as determined by the United States Adopted Names Council (USANC) and accepted by the Federal Food and Drug Administration (FDA), of those drug products having the same active ingredients as a drug product prescribed by its trade or brand name.

        "HCFA" shall mean the Health Care Financing Administration.

         "Health Plan" shall mean a licensed health care plan, health maintenance organization, and insurance carrier.

         "Information Systems" shall mean all computer hardware, software, and firmware products and other information technology at any level (including but not limited to microcode, firmware, application programs, files and databases, systems, services, products and equipment other than computer hardware) that use or rely on date and time data.

         "IPS MAC" shall mean the current maximum allowable cost as defined by IPS, as modified from time to time.

         "Mission Critical Information Systems" shall mean all Information Systems which are owned, operated and controlled by each party (including the FHS Affiliated Plans) and which are used to communicate or exchange data with the other party (including the FHS Affiliated Plans) or operate in conjunction with systems of the other party (including the FHS Affiliated Plans), or in the case of Advance Paradigm, which are operated in conjunction with or necessary for the performance of its functions hereunder and which materially affect the accurate and timely performance of mission-critical functions necessary to provide pharmaceutical benefit services in accordance with this Agreement; provided, however, that with respect to FHS, IPS and the FHS Affiliated Plans, such term shall refer solely to systems necessary for the exchange of information with Advance Paradigm.

         "Paid Claims" shall mean the net amounts of claims adjudicated and paid to pharmacies and does not include denied, duplicate or reversed claims.

         "Participating Pharmacy" shall mean each retail pharmacy participating in the Advance Paradigm Pharmacy Network.



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         "PBM Services" shall mean pharmacy benefit management services as defined in the Preliminary Statements.

         "Pharmacy Benefits" shall mean all of the Client's prescription drug benefit plans for which Advance Paradigm will provide PBM Services under this Agreement.

         "Prescription" shall mean a valid and legal order to dispense to an Eligible Member for his or her own use a drug legally eligible for dispensing under the laws and regulations of the United States, including the Food and Drug Administration and the state laws in which the dispensing facility is located.

         "Quarter" shall mean each three month period of a calendar year commencing on each January 1, April 1, July 1 and October 1.

         "Rebates" shall mean the payments received from drug manufacturers as retrospective volume based adjustments under the new Drug Manufacturer Agreements; "value investments" and/or drug manufacturer administrative fees, which are lawful payments relating to programs arising under any such Drug Manufacturer Agreement or are otherwise from a drug manufacturer, including, but not limited to payments for pharmaceutical compliance programs, physician education programs and enrollee education programs, shall not be considered to be "Rebates", unless otherwise agreed to by the parties.

         "Rebate Management" shall mean rebate contracting as described in
         Section 3(a).

         "Rebate Processing" shall mean the calculation of the amounts due from drug manufacturers and the billing and collection of such amounts from drug manufacturers.

         "Transition Period" shall mean the period of time following execution of the Agreement through and including the final Effective Date.

         "Walgreen's MAC" shall mean the current maximum allowable cost published by HCFA, from time to time, plus 31%. This rate shall only apply towards mail order pharmacy claims.

         "Year 2000 Compliant" shall mean:

         (i) Mission Critical Information Systems are capable of accurately processing date and time data (including, but not limited to, calculating, sorting, indexing, comparing and sequencing) from, into, and between the nineteenth, twentieth, and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, without material error or interruption in performance, individually and in combination with other Information Systems properly exchanging date and time data.



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         (ii)     Mission Critical Information Systems are capable of
                  transitioning into and operating prior, during and after the year 2000 without material interruption or adverse effect on either party's operations or performance including, without limitation, no material loss of any functionality of services with respect to the introduction, processing or output of records containing dates falling on or after January 1, 2000 and no material interruption of operations or other material adverse effect on the parties' (including the FHS Affiliated Plans) respective performance under this Agreement.

2.       Transition and Eligibility.

         (a)      Transition Schedule.

                  (i) On or before the Closing, the parties will complete a transition schedule and attach it to this Agreement as Exhibit A (the "TRANSITION SCHEDULE"). The Transition Schedule will reflect the name, address and date that each PBM Service is expected to commence for each FHS Affiliated Plan and the Non-Affiliated Business and such other transition items as the parties mutually agree. During the Transition Period, Advance Paradigm, FHPS and Client shall each use its reasonable best efforts to make available and dedicate all required systems, benefit design administration, retail network administration, clinical, rebate and other staff to ensure an orderly transition of the Client's Pharmacy Benefit requirements to Advance Paradigm. The parties shall use, and FHS shall cause the FHS Affiliated Plans to use, their respective reasonable best efforts to ensure that such Pharmacy Benefit Requirements have been transitioned to Advance Paradigm, and Advance Paradigm is providing the PBM Services as contemplated by this Agreement for Client, as set forth in Exhibit B attached hereto and incorporated herein by reference. Once transitioned to Advance Paradigm, Advance Paradigm shall be required to furnish all of the services set forth on Exhibit B. Such services shall be provided in a manner consistent with past practices of FHS, regulatory requirements and other specific client based requirements applicable to FHS and/or FHS Affiliated Plans.

                  (ii) Advance Paradigm will have completed all necessary programming to support enforcement of all on-line edits (those enforced by the claims adjudicators at the time of transition) on the Effective Date of each plan transition. The cost of any programming required shall be the financial responsibility of Advance Paradigm.

                  (iii) For the TRICARE business, Advance Paradigm shall be financially responsible for any reasonable costs of programming required to the systems of the regional claims subcontractors (Blue Cross and Blue Shield of South Carolina and Wisconsin Physician Services) to accommodate this transition. By the Effective Date of the transition of the TRICARE


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                           business, Advance Paradigm will have completed the
                           necessary system programming to accommodate the unique paid claims transmission formats for each of the regional claims subcontractors and the remote eligibility query.

                  (iv) During the Transition Period, IPS shall manage and support the Procare system in a manner consistent with past practices of FHS, regulatory requirements and other specific client based requirements applicable to the claims processed on the Procare system. On or before the Closing, the parties shall agree upon and enter into a management agreement pursuant to which these services will be rendered during the Transition Period.

         (b) Eligibility Tape and Updates. At least ten (10) calendar days prior to the Effective Date of each Plan, FHS shall cause each of the FHS Affiliated Plans to provide Advance Paradigm with a complete and final eligibility file which shall identify all Eligible Members and set forth all pertinent eligibility data specified by Advance Paradigm ("Eligibility Tape"). Such eligibility data for each FHS Affiliated Plan shall be in the format currently used by such FHS Affiliated Plan. FHS shall cause each of the FHS Affiliated Plans to provide updates to the Eligibility Tape to Advance Paradigm in a format consistent with such FHS Affiliated Plan's requirements as frequently as mutually agreed to by the parties hereto. Subject to receipt of confirmation from each FHS Affiliated Plan as to the accuracy of each update to the Eligibility Tape, prior to the end of the business day following Advance Paradigm's receipt of such update, Advance Paradigm shall accept claims for covered Prescriptions that are dispensed to Eligible Members after the effective date of their eligibility and shall deny claims for covered Prescriptions that are dispensed to terminated members after the effective date of their termination. Advance Paradigm and the Participating Pharmacies shall be entitled to rely on the accuracy and completeness of the Eligibility Tape and updates thereto provided by each FHS Affiliated Plan. Advance Paradigm will accommodate the remote eligibility requirements of the TRICARE business through an on-line, real-time query through the regional claims subcontractors. The Advance Paradigm system will be programmed to accept and interpret the eligibility response and other real-time, on-line information that is returned from the regional claims subcontractors to determine appropriate copays, coordination of benefits and beneficiary jurisdiction.

         (c) Distribution of Materials. FHS shall cause each FHS Affiliated Plan to provide the Eligible Members with copies of claims forms and informational material regarding the utilization of the pharmacy network and the mail service pharmacy. FHS shall cause each FHS Affiliated Plan to provide each Eligible Member with an identification card, for purposes of (among other things) accessing the Participating Pharmacies.



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3.       Formulary/Rebate Management Services. Advance Paradigm shall provide formulary and rebate management services in accordance with this
         Section 3. Nothing herein shall be construed as a limitation on Advance Paradigm's right to provide comprehensive PBM Services to its other clients including, without limitation, formulary management and drug manufacturer contracting services.

         (a) Rebate Contracting. In order to maximize savings on drug spending for both the FHS Affiliated Plans and Advance Paradigm's other pharmacy benefit management business, the parties, acting on behalf of all entities for which they provide formulary/rebate services, intend to negotiate together for new Drug Manufacturer Agreements that cover all of such business. The parties acknowledge that each is a party to agreements with certain drug manufacturers for discounts relating to drug utilization. Pursuant to the procedures mutually agreed to by the parties, Advance Paradigm and Client shall jointly negotiate with targeted manufacturers, in accordance with the Work Plan set forth in Exhibit C in order to improve the terms of their respective drug manufacturer arrangements and enter into new contracts upon such terms as mutually agreed (the "Drug Manufacturer Agreements"). The parties shall work together to establish and thereafter modify, as appropriate a work plan to be agreed upon prior to the Closing and to be attached hereto as Exhibit C, regarding negotiations with drug manufacturers to ensure that the parties' overall intent of maximizing the relationship created by this Service Agreement is met (the "REBATE STRATEGY WORK PLAN"). Such work plan shall identify the responsibility of the parties with respect to all such negotiations, the parties to the agreement, the administration of such agreements, FHS Affiliated Members' formulary requirements, the selection of appropriate drug manufacturers to support formulary requirements, the scope of drug manufacturer payments, and other matters related thereto. The parties shall use their reasonable best efforts to comply with the Rebate Strategy Work Plan and schedule, in order to timely implement the joint negotiation strategy contemplated hereby.

         (b) IPS Manufacturer Agreement. FHS and IPS agree that until such time as new Drug Manufacturer Agreements are jointly entered into for all drugs covered by the Formulary, upon the request of Advance Paradigm, FHS shall use its best efforts to cause the Non-affiliated Business to be eligible for rebates under the existing IPS rebate agreements. FHS agrees to service such rebates in accordance with Advance Paradigm's instructions. IPS agrees that all Rebates collected by IPS based on the utilization of the Non-affiliated Business prior to Closing shall be paid by IPS following Closing pursuant to the terms and conditions of the respective agreements for the Non-affiliated Business, and that Advance Paradigm's obligation to pay such rebates on such business shall begin with the rebates collected for the Quarter ending June 30, 1999.

         (c) Formulary Development and Strategy. Pursuant to the terms of the Drug Manufacturer Agreements, Advance Paradigm shall maintain the formulary contemplated by the Work Plan referred to in Section 3(a), for each FHS Affiliated Plan subject to approval by such FHS Affiliated Plan, for the benefit of the FHS Affiliated Plans (the "Formulary"), and recommend clinically


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                  appropriate, cost effective strategies designed to promote
                  Formulary compliance. Advance Paradigm shall be entitled, from time to time, to review the Formularies and make recommendations to the JNC, referred to in Exhibit C, as Advance Paradigm deems appropriate, subject to approval by FHS and the appropriate FHS Affiliated Plan. Advance Paradigm recognizes and agrees that FHS has a national pharmacy and therapeutics committee, and that the establishment of, and changes to the formulary, steerage, intervention and other clinical decision-making will be based on this committee's independent approval. Advance Paradigm agrees to cooperate with Client in the implementation of Formulary steerage controls at the point-of-sale, including without limitation, hard edit NDC blocks, differential patient copays, soft edits (e.g. on-line formulary messages) and pharmacist intervention for Formulary compliance and therapeutic interchange programs, all as approved by Client.

         (d) Formulary Distribution. Advance Paradigm will provide camera-ready art work, design and copy for the Formulary to Client which will then publish the number of copies of such Formulary as required for each FHS Affiliated Plan. Promptly following the receipt of the camera-ready copy, Client hereby agrees to distribute the copies of the Formulary to all physicians included in the FHS Affiliated Plan's respective preferred physician networks. Client shall be responsible for the payment of all printing, publication and distribution expenses associated with the Formulary, including all printings and reprints of the Formulary as may be required by Client and bulk mailing materials for physician education, such as newsletters and drug monographs.

         (e) Submission of Claims Data. Within fifteen (15) days following the last day of each Quarter, for Non-affiliate Business which has not been transitioned to Advance Paradigm and for which FHS (or its affiliate) serves as the claims processor, Client shall use its best efforts to provide Advance Paradigm, in a format mutually agreeable to the parties, with documentation of the drug utilization for the immediately preceding Quarter. Client acknowledges that prescription claims submitted to Advance Paradigm more than fifteen (15) days following the last day of the Quarter during which claims arose shall not be automatically eligible for Rebates in such quarter. If possible, without delaying the payment of rebates to other Health Plans, such claim shall be submitted for Rebates in the following quarter. Client acknowledges that Advance Paradigm's timely receipt of accurate claims data is essential for rebate billing for all of Advance Paradigm's business, and that Advance Paradigm has financial guarantees and penalties associated with the timely submission of claims utilization data.

         (f) Rebate Payment. All Rebates on the FHS Affiliated Plans Members' drug utilization shall be paid directly to IPS.



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         (g)      Warranty by Client. Client represents and warrants to Advance
                  Paradigm that any Prescription claims which it submits to Advance Paradigm for Rebate adjudication shall be Prescriptions that were dispensed to Eligible Members for their "own use" under a Pharmacy Benefit for which the FHS Affiliated Plan bears the risk of payment. Client further represents and warrants that it shall promptly distribute copies of the Formulary in accordance with Section 3(d) hereof. In the event the foregoing warranty is not true with respect to any Eligible Member, the Rebates received as a result of such Member's drug utilization will be deemed to be "improper rebates" under Section 3(h) hereof.

         (h) Eligible Data. Drug utilization which has been submitted by any entity other than Advance Paradigm to drug manufacturers for discounts, Rebates or other price reduction, specifically including Medicaid, Medicare or other state or federal health care program which receives Rebates directly from drug manufacturers, shall not be eligible for Rebates from Advance Paradigm. Client shall clearly identify to Advance Paradigm those Eligible Members whose drug utilization has been otherwise submitted to drug manufacturers or whose claims have been or will be filed for reimbursement with Medicaid, Medicare or any other state or federal health care program. If Client fails to identify such members or claims and any drug manufacturer's audit of its Rebate program reveals improperly calculated Rebates involving such members and claims, then Client shall be solely responsible for the reimbursement of any Rebates to the respective drug manufacturers and will indemnify Advance Paradigm against any damages suffered as a result of Client's failure to make such reimbursement. Notwithstanding the foregoing, this provision shall not be construed to prohibit Client from participating in Medicare risk contracting.

4. Advance Paradigm Retail Pharmacy Network Services and Claims Adjudication. Advance Paradigm shall adjudicate claims for Prescriptions furnished by pharmacies under the Plan in accordance with the following terms and conditions:

         (a) Network Contract Negotiations. During the Transition Period and thereafter, Advance Paradigm will renegotiate network pharmacy contract rates for those pharmacies located in the respective service areas of a Health Plan, for such Health Plan (the "Primary Network"). Such contracts shall meet applicable statutory and regulatory requirements and mutually agreed access and service levels. As of the Closing Date, however, IPS will assign all of its rights and obligations under, and Advance Paradigm will assume responsibility for performance of, the IPS' network pharmacy contracts; and, to the extent such assignment does not include a novation of Advance Paradigm for IPS, Advance Paradigm shall indemnify and hold IPS and FHS harmless for any liability arising under such agreements, in accordance with Section 13, below. In the event that Advance Paradigm has failed or is otherwise unable to pay any such pharmacies in accordance with such agreements (a "DEFAULT IN PHARMACY PAYMENT"). Upon written notice to Advance Paradigm and unless Advance Paradigm notifies FHS within five
                  (5) business days that such amounts have not been paid to the pharmacies or to the pharmacies' affiliates or designees, FHS, or an FHS Affiliated Plan may make payment in order to remedy any such Default in


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                  Pharmacy Payment and FHS shall have the right to offset any amounts that would have been due to Advance Paradigm for such claims under this Service Agreement. Except as provided herein, Client agrees that during the term of this Agreement, unless this Section 4 is earlier terminated pursuant to
                  Section 11(c)(ii) hereof, Client shall not, and shall cause the FHS Affiliated Plans not to negotiate, contract or otherwise agree with any retail pharmacy for purposes of establishing a pharmacy network, except to the extent required by applicable law or regulation. Client shall reimburse Advance Paradigm for network pharmacy claims at the rates set forth in Exhibit D. Notwithstanding the foregoing, under no circumstances will the Pharmacy Network rates exceed the rates in Exhibit D, except as a result of any material change in the pricing structure in the industry.

                  Notwithstanding the foregoing, Advance Paradigm understands and agrees that pursuant to California law, Health Net, an FHS Affiliated Plan, must have direct agreements with its Primary Network. Health Net agrees that it shall amend all of Health Net's pharmacy agreements with the Primary Network in California to include Advance Paradigm as a party to such agreements. Health Net and Advance Paradigm shall cooperate in order to obtain regulatory approval of such amendment. Advance Paradigm further understands and agrees that if these amendments do not comply with California regulatory requirements, this Section 4(a) shall not apply to Health Net.

                  Advance Paradigm further understands and agrees that in the event any applicable state law requires that an FHS Affiliated Plan have direct agreements with its Pharmacy Network, Advance Paradigm will amend all Pharmacy Network agreements to include such FHS Affiliated Plan as a party. Advance Paradigm shall, and FHS shall cause any such FHS Affiliated Plans to, cooperate in order to obtain regulatory approval of such amendments. If these amendments do not comply with applicable state law, this Section 4(a) shall not apply to such FHS Affiliated Plan.

         (b) Advance Paradigm National Network. In addition to the Primary Network, the Eligible Members shall have the option, but not the obligation, to access to the nationwide Advance Paradigm Network to obtain Prescriptions outside of the service areas. Advance Paradigm shall process claims submitted by the Advance Paradigm Network in accordance with Advance Paradigm's agreements with such pharmacies, and Client shall reimburse Advance Paradigm for such claims at the rates set forth in Exhibit D. Notwithstanding the foregoing, under no circumstances will the Pharmacy Network rate exceed the rates in Exhibit D, except as a result of any material change in the pricing structure in the industry.

         (c) Release of Information. Advance Paradigm shall furnish to each Network Pharmacy such information regarding the Eligible Members as is necessary for the operation of the Advance Rx(TM) claims adjudication system. Client hereby authorizes Advance Paradigm to release any necessary information to the Network Pharmacies regarding the applicable Plan and Eligible Members.



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         (d)      Claims Adjudication. Through its Advance Rx(TM)on-line claims adjudication system, Advance Paradigm shall (A) process electronic or manual claims submitted by pharmacies; (B) process Advance Paradigm claim forms submitted by Eligible Members; (C) determine whether the claim qualifies for reimbursement in accordance with the terms of the applicable Plan and the Eligibility Tape; (D) calculate the payment of such claims pursuant to the applicable Plan (each such claim an "Approved Claim"), and (E) calculate the payment of such claims pursuant to the IPS MAC. Advance Paradigm shall transmit to the submitting Participating Pharmacy the calculated reimbursement for the submitted claims. Advance Paradigm shall provide IPS and FHS with on-line and real-time access to all claims adjudication data in the format described below in paragraphs 4(h), (i), (j). (k), and (l).

         (e) Concurrent Drug Utilization Review. Through its Advance Rx(TM)system, Advance Paradigm shall provide on-line concurrent DUR messaging to the Participating Pharmacies and will take appropriate action based on Plan specifications. Concurrent DUR may include the following edits: (A) duplicate therapy; (B) early refills and frequency limitations; (C) duplicate drug; (D) potential drug interaction(s), in which case the provider is notified on-line and the level of severity would be indicated; and (E) minimum/maximum dose range (which includes on-line alert of pharmacist). All such edits shall be developed and implemented only at the explicit direction of IPS.

         (f) Management Information Reports. Advance Paradigm shall provide each of the FHS Affiliated Plans with up to ten (10) reports, both electronically and in hard copy, selected from Advance Paradigm's standard reporting package (as updated from time to time). Each monthly report shall be provided to the appropriate FHS Affiliated Plan and IPS within ten (10) business days of the end of each month. Any reports requested by Client other than Advance Paradigm's standard reports shall be considered "Special Reports". Should Client request additional reports or Special Reports, Client shall pay Advance Paradigm for such reports in accordance with Section 7(d) set forth below.

         (g) Online Access to Data. Advance Paradigm shall provide IPS and/or its designees, which may include some or all of the FHS Affiliated Plans, on-line access to its claims adjudication system for information and data relating to the FHS Affiliated Plans. The claims adjudication system features and functions for help-desk, plan design lookup, prior-authorization over-rides and other features that are available to other Advance Paradigm clients. Access shall be restricted to IPS users that have been approved by IPS management and limited to only those functions which IPS management has deemed appropriate for each user or user class. Access security shall be maintained by Advance Paradigm pursuant to the written procedure as mutually agreed upon by IPS and Advance Paradigm. Access requests shall be processed within two (2) business days of written request from IPS.

         (h) System Documentation. Advance Paradigm shall provide detailed system documentation for the claims processing system with which the claims for FHS Affiliated Plans will be processed. Such documentation shall include, but not be limited to, a complete data dictionary (including, but not limited to valid value tables) for all data elements and files delivered to IPS. Advance Paradigm shall also provide IPS with complete systems documentation, including technical documentation and complete processing descriptions for all new system enhancements provided to IPS outside of the existing services specified in this Agreement.

                  Advance Paradigm shall be responsible for maintaining Client's systems documentation. Updates to the data dictionary and other reasonably requested documentation shall by provided to IPS within ten (10) business days prior to the implementation of system changes for which the updates have been prepared. Advance Paradigm shall provide, in writing, responses to reasonable written questions from designated IPS personnel regarding clarification of documentation issues within two (2) business days.

         (i) Downloads of IPS Client Data. Advance Paradigm shall provide the following data files and tables to IPS for all FHS Affiliated Plans via dedicated lease line and within the timeframe indicated. IPS shall be responsible for the costs of such lease line and any applicable licensing fees. Data elements to be supplied are specified by logical data file in Exhibit E. In addition, Advance Paradigm shall provide a data dictionary of the data elements requested within each of the following files or tables, or provide sufficient mapping of these data elements to the data dictionary provided for the claims processing system:

                  o    Claims Transactions - Daily
                  o Eligibility Data (date-sensitive historical file) - Monthly within five (5) calendar days after the end of month
                  o Member Demographic Data (current file) - Monthly within five (5) calendar days after the end of month
                  o Physician Demographic Data (current file) - Monthly within five (5) calendar days after the end of month
                  o Formulary Tables (current file) - Monthly within five (5) calendar days after the end of month
                  o    Pharmacy Master File (current file) - Monthly within five
                       (5) calendar days after the end of month
                  o    Benefit Design table (current file) - Monthly within five
                       (5) calendar days after the end of month
                  o NDDF or equivalent file - As released (10 calendar days after receipt)
                  o    Established Paid Claims Transmission formats for TRICARE
                       - twice weekly via NDM transfer to the regional claims subcontractors

                  In addition, Advance Paradigm shall exercise a good faith effort to develop a process to provide real-time data replication of claims and other transaction data upon request by IPS for specific data elements. Thereafter, Advance Paradigm shall maintain the ability to provide IPS with real-time replication of claims and other transaction data upon request by IPS for specific data elements.

                  Advance Paradigm shall provide other files and tables on request and IPS will pay One Hundred Twenty-five Dollars ($125) per hour required to provide the additional data required.

                  IPS shall apply certain data quality test and edits to the data files received from Advance Paradigm. These tests are listed in Exhibit F. Should data records fail these tests, Advance Paradigm shall provide replacement records within two
                  (2) business days upon written notification from IPS of which records failed and the specific reasons for the failure. For purposes of the Performance Guarantees attached hereto as Exhibit G, data files that are materially inaccurate or materially incomplete, as determined by reference to Exhibit E, will be deemed to have not been received during the period beginning on the business day of IPS' written notification to Advance Paradigm of such inaccuracy or incompletion and ending upon Advance Paradigm's delivery of the revised data file.

         (j) Technical Support. Advance Paradigm shall provide IPS with technical support for the claims adjudication system. This support shall include providing responses to reasonable, written technical and data-related questions, in writing within five (5) business days (depending on the complexity of the request). Advance Paradigm shall also provide the programming support necessary to timely implement changes needed to accurately process claims and other transactions on the current claims adjudication system, and Client agrees to pay for such support in accordance with Section 7(d) hereof.

         (k) Reporting. Advance Paradigm shall provide IPS with certain standard and ad hoc reports as listed below:

                  Standard reports shall include, but not be limited to, certain system-generated reports selected by IPS from within the following categories:

                  o  Financial reports - Per check cycle
                  o  Membership reports
                  o  Cost and Utilization
                  o  Pricing
                  o  Benefit matrix reporting

                  Advance Paradigm shall endeavor to provide ad hoc reports to IPS within five (5) to ten (10) business days (depending on the complexity of the report) of written request from IPS which describes the report requested. IPS shall pay Advance Paradigm for such reports in accordance with Section 7(d) set forth below.

         (l) Advance Insight(TM). Upon the request of Client, the parties will enter into a license agreement pursuant to which Advance Paradigm will grant each FHS Affiliated Plan a license for use of Advance Insight, a desktop division support software program created and designed by Advance Paradigm. Client will, and will cause the FHS Affiliated Plans to, agree that each such entity will not copy or duplicate the Advance Insight(TM)software. Client agrees, and will cause each FHS Affiliated Plan to agree to surrender to Advance Paradigm the software upon termination of this Agreement. Advance Paradigm agrees not to charge Client or the FHS Affiliated Plans for the Advance Insight(TM)software, provided that Client or the FHS Affiliated Plans shall be responsible for the costs of the hardware and software necessary to run Advance Insight(TM).

         (m) Year 2000 Readiness. Each party, including FHS on behalf of each FHS Affiliated Plan, represents and warrants that on or before July 1, 1999, such party will be Year 2000 Compliant; provided, however, that with respect to FHS, IPS and the FHS Affiliated Plans, such representation and warranty shall be limited to Y2K Compliant with regard to data and information supplied to Advance Paradigm and not to their respective businesses, generally. Each party, including FHS on behalf of each FHS Affiliated Plan, further represents and warrants that as of July 1, 1999 it has taken and will take all reasonable steps to obtain assurances from third parties that any Information Systems provided, supplied, delivered, furnished or maintained by third parties and upon which such party relies in performing this Agreement are or will be Year 2000 Compliant; provided, however, that with respect to FHS, IPS and the FHS Affiliated Plans, such representation and warranty shall be limited to Y2K Compliant with regard to data and information supplied to Advance Paradigm and not to their respective businesses, generally. Without limiting the generality of the foregoing, each party, including FHS on behalf of each FHS Affiliated Plans, shall ensure that all necessary actions and system changes to its Mission-Critical Information Systems have been made and tested so that such party is Year 2000 Compliant on or before July 1, 1999 provided, however, that with respect to FHS, IPS and the FHS Affiliated Plans, such representation and warranty shall be limited to Y2K Compliant with regard to data and information supplied to Advance Paradigm and not to their respective businesses, generally.

                  This Certification constitutes a Year 2000 Readiness Disclosure in accordance with federal law.

5. Mail Service. Subject to this Section 5, during the term of this Agreement, Advance Paradigm or its designee shall exclusively provide mail service pharmacy for Client:

         (a) Performance of Services. Pursuant to the arrangement between FHPS and Walgreens (the "Walgreens Arrangement") or such other arrangement as may be approved by FHS from time to time, Advance Paradigm shall provide mail service pharmacy to Client. Advance Paradigm shall use commercially reasonable efforts to continue to use Walgreens as the vendor of mail service pharmacy for the FHS Affiliated Plans under substantially similar terms to the Walgreens Arrangement. In the event Walgreens ceases to use Advance Paradigm as its exclusive vendor for formulary/rebate services, then (i) subject to FHS' approval which will not be unreasonably withheld so long as Advance Paradigm has demonstrated that it will provide substantially similar types of services at substantially the same, but no greater cost, Advance Paradigm may perform the mail services for the FHS Affiliated Plans or (ii) Advance Paradigm may place the business with a third party vendor acceptable to FHS, which acceptance will not be unreasonably withheld. In the event either Advance Paradigm or a third party vendor replaces Walgreens, Client and Advance Paradigm shall use best efforts to facilitate the transition from Walgreens to Advance Paradigm or such third party.

         (b) Right of First Refusal. FHS shall, during the term of this Agreement, have the right to solicit from and/or consider proposals received from third parties to provide substantially similar mail order pharmacy services as are provided under this Agreement. Such right to solicit and/or consider shall be limited to three (3) times during the term of this Agreement, and no more frequently than once in any twelve (12) calendar month period. Upon receipt of any such bona fide third party offer (the "OFFER"), FHS shall promptly notify Advance Paradigm of the terms and conditions of such Offer. Within ten
                  (10) days of Advance Paradigm's receipt of the Offer, the parties shall meet to review the Offer. Following such meeting, Advance Paradigm shall have the right, but not the obligation to: (I) match the Offer directly; (II) enter into the proposed agreement with the third party in accordance with the Offer, for the purposes of providing such mail order pharmacy services in accordance with this Agreement; or (III) enter into an agreement with another party, reasonably acceptable to FHS, on the same terms and conditions as contained in the Offer. In the event that Advance Paradigm does not elect to exercise any of the options described herein, FHS shall be free to accept the Offer, and the obligations regarding mail order pharmacy services hereunder (including any limitations under Section 12) shall terminate. Except as expressly permitted by this Section 5, Client shall not, and FHS shall cause the FHS Affiliated Plans not to, enter into a contract for mail service pharmacy.

6. Performance Guarantees. Advance Paradigm agrees that the PBM Services performed pursuant to this Agreement shall be in accordance with the Performance Guarantees set forth in Exhibit G attached hereto.

7.       Fees and Rates.

         (a) Fees for Services. Beginning on the Closing, unless otherwise specified in Exhibit D, FHS agrees to pay Advance Paradigm fees in the amounts set forth in Exhibit D attached hereto. In order to permit Advance Paradigm to calculate fees owed, within five
                (5) business days of each billing cycle, FHS shall deliver to Advance Paradigm a claims detail tape that reflects all pharmacy claims processed on IPS' "Procare" system as well as pharmacy claims processed for the FHS Affiliated Plans by third party vendors.

         (b) Rates for Prescription Claims. During the term of this Agreement, FHS agrees to pay for Prescriptions dispensed to Eligible Members by the mail service pharmacy or the Participating Pharmacies, as the case may be, at the rates set forth in Exhibit D attached hereto.

         (c) Savings Goals. The parties will cooperate in negotiations and contracting with retail pharmacies and drug manufacturers in order to maximize savings in Client's pharmacy spend. Rebate savings and retail network savings shall be measured pursuant to a methodology mutually agreed to by the parties prior to Closing.


                  (i) Retail Network Savings. Retail Network Savings will be measured on a Quarter by Quarter basis by comparing (A) the network discount rate, plus dispensing fee, received for the Prescriptions for the current quarter, to (B) the Baseline network discount rate plus dispensing fee for retail Prescriptions for the Baseline Period. In the event the retail network savings exceeds $0.12 per paid claim in any Quarter, Advance Paradigm shall be entitled to 20% of such excess. The Baseline Period for retail network savings shall be the calendar quarter ending June 30, 1999.

                  (ii) Rebate Savings. Savings from Rebate contracting will be measured on a Quarter by Quarter basis by comparing (A) the aggregate rebates earned divided by the total number of paid pharmacy claims for each quarter to (B) the aggregate rebates earned divided by the total number of paid pharmacy claims for the Baseline Period, subject to any modification thereof as agreed to by the parties prior to Closing. In the event the rebate savings exceeds $0.15 per paid claim in any Quarter, then Advance Paradigm shall be entitled to 20% of such excess. Advance Paradigm shall not be entitled to any portion of Rebate savings unless a lower net pharmaceutical cost is achieved by Client, subject to a mutually agreed upon adjustment for changes in utilization and new therapeutic entities, covered by FHS and/or the FHS Affiliated Plans.

         (d) Special Services or Materials. Upon Client's request, Advance Paradigm will provide Client with identification cards or non-standard services, forms, materials or documents, at a rate mutually agreed upon in writing. In the event Client requests a service, including Special Reports, that require computer programming, Advance Paradigm shall provide Client an estimate of the costs for such computer programming. Advance Paradigm shall not proceed with such programming until Client has agreed to the estimated costs. Client shall pay for all reasonable associated costs including but not limited to Advance Paradigm's internal programming time at a rate of $125 per hour or, if Advance Paradigm must engage an outside vendor for programming, at the rate actually incurred by

                  Advance Paradigm for such service. Except as otherwise specifically provided herein, Client shall be responsible for the reasonable costs and expenses incurred in the production of forms, materials and documents and the distribution thereof to Client or Eligible Members and for special handling of certain mail service prescriptions.

         (e) Best Price. Advance Paradigm agrees that, to the extent it participates in any bidding process with the same purchaser of services with which FHS and/or the FHS Affiliated Plans are bidding, at a compensation rate that is more favorable to such third party than the rates charged hereunder, Advance Paradigm shall offer such compensation arrangement to FHS. FHS shall notify Advance Paradigm of any bids submitted under which, if awarded, Advance Paradigm would be providing services.

8.       Payment.

         (a) Statement of Account. Advance Paradigm shall submit to Client on a semi-monthly basis a statement of account (the "Statement of Account") that reflects the amount due for the Prescriptions dispensed and the fees due for the applicable period.

         (b) Payment of Statement of Account. Client agrees to pay the amount due reflected on the Statement of Account within two
                  (2) business days of receipt of the Statement of Account by wire or electronic funds transfer to an account designated by Advance Paradigm.

         (c) Cessation of Services. Should Client, for any reason, fail to pay timely any Statement of Account in accordance with Section 8(b) hereof, or become insolvent or generally unable to pay its creditors when due, Advance Paradigm shall be entitled to cease adjudication of claims and/or the dispensing of Prescriptions under this Agreement while maintaining all of Advance Paradigm's rights hereunder.

         (d) Additional Services. Advance Paradigm shall invoice Client for any additional services performed under this Agreement. Client shall pay such invoice within thirty (30) days of receipt.

         (e) Interest on Late Payments. Unless Client has disputed an invoice, Client shall pay a finance charge on any unpaid balance which becomes past due until paid in full. Amounts due for Prescriptions dispensed are past due if not paid by the fifteenth (15th) day following receipt of a Statement of Account. Amounts due for fees and other charges hereunder are past due if not paid by the thirtieth (30th) day following receipt of an invoice or Statement of Account. The finance charge for past due amounts shall be in an amount equal to one and one-half percent (1.5%) per month, unless such rate exceeds the maximum rate allowable by applicable law, in which case such amounts shall bear interest at the maximum legally allowable rate.

         (f) Payments By Advance Paradigm. Any payments due to Client from Advance Paradigm under Exhibit G or otherwise shall be payable to Client within fifteen days of the date of notice from the Client that such amounts are due. Unless Advance Paradigm has a disputed invoice, amounts due for such charges hereunder are past due if not paid by the thirtieth (30th) day following receipt of the notice from Client, subject to any resolution of a dispute relating thereto. The finance charge for past due amounts shall be in an amount equal to one and one-half percent (1.5%) per month, unless such rate exceeds the maximum rate allowable by applicable law, in which case such amounts shall bear interest at the maximum legally allowable rate.

         (g) Right of Offset. In the event of any uncured payment default, either party shall be entitled, and the parties hereby authorize each other, to offset the amount of such payment defaults against any amounts otherwise payable to such party; provided, however, that in the event of any dispute over the underlying claim giving rise to such setoff, such dispute shall have been resolved in accordance with the dispute resolution procedure set forth in this Agreement.

9.       Records.

         (a) Advance Paradigm shall maintain, in original form, on microfilm or computer tape, documentation of all claims processed in accordance with applicable law and for a minimum period of seven (7) years. Subject to Section 14 hereof, all such records, while maintained by Advance Paradigm, shall be accessible to Client, and to any governmental or regulatory agency with jurisdiction over Client, for examination and audit during the term of this Agreement. In addition, Advance Paradigm shall maintain, in original form, on microfilm or computer tape, a copy of this Agreement in accordance with applicable law.

         (b) During and after the term of this Agreement, Advance Paradigm shall be entitled to use on a non-exclusive basis the drug and related data collected by Advance Paradigm for research, cost analyses, cost comparison or other business purposes of Advance Paradigm, all without charge to Advance Paradigm. Advance Paradigm shall comply with all applicable federal and state laws, including but not limited to, confidentiality laws regarding medical records, in the use of such data.

10.      Term and Renewal. Unless otherwise terminated in accordance with
         Section 11 herein, or otherwise extended, this Agreement shall commence on April 1, 1999 and end on the tenth anniversary of the CLOSING. This Agreement shall renew for a twelve-month period following the tenth anniversary of the Closing, and on each anniversary of the Closing thereafter (each a "renewal date"), upon the affirmative agreement of the parties.

11.      Termination and Default.

         (a)      Termination. In addition to Advance Paradigm's right under
                  Section 8(c) hereof, this Agreement may be terminated as follows:

                  (i) Upon the mutual written consent of the parties hereto.

                  (ii) Advance Paradigm may terminate this Agreement at any time in the event of a material default by Client. Such termination shall be effective sixty (60) days after receipt by Client of written notice specifying the default, unless the default is cured before the end of the sixty-day period.

                  (iii) Client may deliver three (3) months' written notice to Advance Paradigm that identifies any material and persistent failure to process claims for the FHS Affiliated Plans (the "Performance Notice"). As soon as reasonably possible following receipt of such notice, the parties will meet to discuss in good faith the identified issues and develop a plan for resolution. During the three (3) month period, both parties shall provide good faith cooperation in resolving the identified issues. If, within two (2) months of delivery of the Performance Notice, Client determines in its good faith business judgment that the issues have not been resolved, Client shall deliver written notice of its intent to terminate this Agreement with respect to claims processing services, as of the end of the three (3)-month period if the issues are not resolved during the final month. In such termination notice, the party shall specify in writing any additional remedial actions it believes need to be taken to remedy the continuing breach. Advance Paradigm shall have opportunity to cure, to Client's reasonable satisfaction, the identified issues during this three (3)-month period, and such cure shall cancel the termination notice previously delivered. Termination pursuant to this clause (iii) shall only apply to the claims processing services, and Client shall be released from the applicable "Exclusivity" obligations set forth in Section 12 hereof applicable to claims processing services.

                  (iv) Upon written notice delivered to Advance Paradigm at least 180 days prior to the fifth anniversary of this Agreement, FHS may terminate this Agreement effective on the fifth anniversary hereof provided FHS pays to Advance Paradigm in cash an amount equal to the Network Access Fees and Formulary/Rebate Administrative Fees that would have been due to Advance Paradigm had this Agreement remained in effect for twelve (12) additional months, calculated by annualizing such fees based upon the month in which such termination occurs, but in no event less than $8,886,000. At the sixth anniversary of this Agreement or any time thereafter, upon written notice delivered to Advance Paradigm at least 180 days prior to the effective date of termination, FHS may terminate this Agreement at any time upon payment in cash to Advance Paradigm of $2 million. The payments contemplated by this Section 11(a)(iv) are defined as the "Early Termination Payments."

                  (v) Following a Change of Control of Advance Paradigm, upon 180 days written notice, FHS may terminate this Agreement effective on or after the fifth anniversary, and no Early Termination Payment will be due; provided that this provision shall not apply if there is a Change of Control of FHS at any time prior to the effective date of such early termination. In addition, if Advance Paradigm is acquired by any company a substantial portion of whose business directly competes with FHS' for health insurance services, FHS may terminate this Agreement with respect to claims processing and/or mail service (including termination of any payment obligation for such services) and network management services, provided that all other terms of this Agreement will remain in full force and effect (including Network Access Fees and Formulary/Rebate Administrative
                           Fees). In the event of a Change of Control of FHS, the FHS Successor shall not be required to utilize Advance Paradigm as its vendor for pharmacy benefit services, other than for the business attributable to FHS and the FHS Affiliated Plans at the time of the acquisition or business that would have been attributable to FHS and the FHS Affiliated Plans as if the acquisition had not occurred; provided, that the terms, conditions and payment obligations of Client under this Agreement shall become the obligations of such FHS Successor.

                           In the event this Agreement terminates pursuant to this Section 11(a)(v), Advance Paradigm, or its successor, shall provide the FHS Affiliated Plans with reasonable assistance to transition all Eligible Members.

                  (vi) In the event any governmental or regulatory agency or body having jurisdiction over an FHS Affiliated Plan notifies such Plan that Advance Paradigm shall not be permitted to provide all or part of the PBM Services set forth under this Agreement to such Plan, this Agreement shall terminate as to such services for such Plan unless Advance Paradigm is able to satisfy the concerns of and obtain approval from such governmental or regulatory body. Such Plan agrees to provide reasonable assistance to Advance Paradigm in responding to any such notification. Under such circumstances, the minimum payment for claims processing services set forth in Exhibit D shall be equitably adjusted to account for any material change in claims processing volume as a consequence thereof.

                  (vii) This Agreement shall terminate immediately in the event Advance Paradigm becomes insolvent or is generally unable to perform because of its financial condition.

         (b)      Effect of Termination.

                  (i) Except as specifically set forth in Section 11(a)(iv), termination of this Agreement or Change of Control of FHS shall not restrict or limit the obligation of FHS (or any successor), to continue to make, if applicable, through the tenth anniversary of the Closing, the Formulary/Rebate Payments and the Network Access Payments, except as otherwise provided herein.

                  (ii) In the event either Advance Paradigm or Client terminate this Agreement in accordance with the terms of Section 11(a), all unfulfilled payment obligations for any of the services provided herein shall be paid within thirty (30) days of the effective date of such termination.

         (c)      Termination of Specific Services.

                  (i) Termination of Section 3. Upon 180 days written notice, either party may terminate Section 3 of this Agreement. Upon the effective date of such termination, the parties shall be released from their respective obligations under Section 3, and Client shall be released from the "Exclusivity" obligations applicable to formulary/rebate services set forth in
                           Section 12 hereof. Upon termination of Section 3 by FHS, FHS (or any FHS Successor) shall be required to pay Advance Paradigm, on the date of termination and on each anniversary thereof through the term of this Agreement unless earlier terminated pursuant to
                           Section 11(a)(iv), an amount equal to the Formulary/Rebate Administrative Fees that would have been due to Advance Paradigm had this Agreement remained in effect for twelve (12) additional months, calculated by annualizing such fees based upon the month in which such termination occurs (the "Rebate Termination Payments"). At FHS' election, it may pay such amount in a lump sum. Upon payment by FHS to Advance Paradigm of the Early Termination Payment under Section 11(a)(iv) of this Agreement, FHS shall no longer be required to make additional Rebate Termination Payments. In the event either party terminates this provision, the parties will cooperate and make best efforts to ensure that the Drug Manufacturer Agreements remain in full force and effect for both parties following the effective date of termination.

                  (ii) Termination of Section 4(a)-(c). Client may deliver three (3) months' written notice to Advance Paradigm that identifies any material and persistent failure to manage the Primary Network or otherwise meet the obligations set forth in Section 4(a)-(c) (the "Network Termination Notice"). For purposes of this
                           Section 11(c)(ii), the failure to provide FHS and the FHS Affiliated Plans the best available rates, as reasonably determined by FHS, shall constitute a material and persistent failure to meet the obligations of Section 4(a)-(c). As soon as reasonably possible following receipt of such notice, the parties will meet to discuss in good faith the identified issues and develop a plan for resolution. During the three
                           (3) month period, both parties shall provide good faith cooperation in resolving the identified issues. If, within two (2) months of delivery of the Network Termination Notice, Client determines in its good faith business judgment that the issues have not been resolved, Client shall deliver written notice of its intent to terminate this Agreement with respect to network management services, as of the end of the three (3)-month period if the issues are not resolved during the final month. In such termination notice, FHS shall specify in writing any additional remedial actions it believes need to be taken to remedy the continuing breach and Advance Paradigm will have opportunity to cure to the reasonable satisfaction of FHS the identified issues during this three (3)-month period, and such cure shall cancel the termination notice previously delivered. Termination pursuant to this Section 11(c)(ii) shall only apply to the services specified in the notice. In the event of a material change in the pricing in the industry, the parties shall meet and confer regarding such changes; and, if the parties are unable to agree on any change in such rate, as contemplated in Section 4(a), FHS shall have the right to terminate Sections 4(a)-(c) upon 180 prior written notice.

                           Upon the effective date of such termination, the parties will be released from their respective obligations under Section 4(a) - (c) hereof, and Client shall be released from the applicable "Exclusivity" obligations set forth in Section 12 hereof applicable to retail pharmacy network management. Upon termination of Sections 4(a)-(c), Client shall be required to continue to pay Advance Paradigm, on the date of termination and each anniversary thereof through the term of this Agreement unless earlier terminated pursuant to
                           Section 11(a)(iv), an amount equal to the Network Access Fees that would have been due to Advance Paradigm had this Agreement remained in effect for twelve (12) additional months, calculated by annualizing such fees based upon the month in which such termination occurs ("Network Termination Payments"). At FHS' election, it may pay such amount in a lump sum. Upon payment by FHS to Advance Paradigm of the Early Termination Payments set forth in Section 11(a)(iv) of this Agreement, FHS shall no longer be required to make any additional Network Termination Payments.

12.      Restrictive Covenants and Exclusivity.

                  (a) Non-compete. In order to assure that Advance Paradigm will realize the benefits of the transactions contemplated hereby, subject to FHS's right to terminate this Agreement after five (5) years, during the term of this Agreement, but in any event not less than the five-year period following the Closing Date, FHS and its affiliates shall not engage in pharmacy claims processing, retail pharmacy network management, mail service pharmacy, rebate management or (subject to

                           Section 3 of this Agreement) the negotiation and performance of drug manufacturer agreements. Notwithstanding the foregoing, (i) if the parties' obligations regarding formulary management and drug manufacturer agreements are terminated in accordance with Section 11(c)(i) of this Agreement, then, so long as FHS complies with Section 11(c)(i)) of this Agreement, FHS may thereafter provide such services for the FHS Affiliated Plans; and (ii) if FHS releases Advance Paradigm from its obligations to perform the retail pharmacy network management services in accordance with Section 11(c)(ii) of this Agreement, then, so long as FHS is in compliance with
                           Section 11(c)(ii) of this Agreement, FHS may thereafter provide such services for the FHS Affiliated Plans; both (i) and (ii) including participation (which may include minority ownership interests representing not more than twenty percent (20%) of the equity or voting control) in cooperative groups or alliances, provided FHS shall not market such services to third parties. This section shall not be deemed to be a limitation on providing clinical services (including pharmacy formulary and rebate management services in accordance with Section 3 of this Agreement) to the FHS Affiliated Plans and FHS's contracting medical groups, or the disease management services offered by FHS, or otherwise limit FHS or any Affiliate from undertaking activities relating to the processing and payment of medical claims generally as a payor of such claims.

         (b) Exclusivity. Client hereby grants Advance Paradigm during the term of this Agreement, and any renewals hereof, the exclusive right to provide PBM Services to Client, including without limitation formulary/rebate services, mail service subject to
                  Section 5(a), claims adjudication and retail pharmacy network management. Client further agrees that, except as set forth in
                  Section 3 hereof, during the term of this Agreement, it will not negotiate, contract, or agree with any drug manufacturer for the purpose of obtaining drug Rebates. The foregoing notwithstanding, if either party terminates Section 3 pursuant to Section 11(c)(i) or Section 4 (a)-(c) pursuant to Section 11(c)(ii), FHS may thereafter provide or otherwise obtain from a third party such terminated services to the FHS Affiliated Plans, which may include FHS' participation in cooperative groups or alliances (including minority ownership participation representing not more than twenty percent (20%) of the equity or voting control), provided FHS is not marketing such services to third parties. The parties acknowledge and agree that the intended purpose of this provision is to provide for the exclusive services of Advance Paradigm for the Pharmacy Benefits of FHS and the FHS Affiliated Plans, including enrollees, employer groups, and other payors, enrolled with Client in the ordinary course of business.

                  (i) This Section 15(b) shall not preclude FHS from participating in formulary/rebate services, in accordance with Section 3 and Exhibit C.

                  (ii) The parties agree that certain clients, potential clients or product lines of FHS or its FHS Affiliated Plans, such as under the CHAMPUS program, may have separate operational requirements relating to pharmacy benefits.

                           FHS and the FHS Affiliated Plans shall be free to enter into agreements with such clients in conformance with such client's request; provided, however, that prior to entering into any agreement that includes any or all of the services that are substantially the same as any of the PBM Services provided hereunder, FHS shall first provide Advance Paradigm with the opportunity to participate in such program on terms and conditions no less favorable than FHS could obtain from any third party provider of such services.

                  (iii) The provisions of this Section 12 shall not apply to the provision of pharmacy services through the Internet; provided that Advance Paradigm shall have the exclusive right to fulfill the mail order pharmacy service requirements of FHS' web site. The parties shall work together to develop pharmacy related Internet applications for FHS.

         (c) Limitations on Restrictive Covenants. Section 12 shall not be deemed to be a limitation on (i) providing clinical services (including pharmacy formulary and rebate management services in accordance with Section 3 of this Agreement) to the FHS Affiliated Plans or FHS' contracting medical groups, or (ii) the disease management services offered by FHS, or (iii) otherwise limit FHS or any Affiliate from undertaking activities relating to the processing and payment of medical claims generally as a payor of such claims. Further, nothing contained in this Section 12 shall limit any FHS Successor from owning and operating any business (or line of business), for the benefit of the enrollees of the FHS Successor or third parties with whom the FHS Successor contracts, which would otherwise be construed as violating the provisions of this
                  Section 12; provided that the FHS Successor shall be bound to this Section 12 with respect to the business of FHS and the FHS Affiliated Plans; and provided further that, except as expressly otherwise stated herein, all terms, conditions and obligations of this Agreement shall become the obligations of any FHS Successor. Advance Paradigm and the FHS Successor shall use their respective best efforts to agree on the allocation of enrollees between FHS and the FHS Successor that are subject to this provision. To the extent that FHS acquires any managed care company that has an ownership in or otherwise provides services that would conflict with this provision, the provision shall not apply to the enrollees of such managed care organization as of the effective date of such acquisition; provided that the provisions of this Section 12 shall continue to apply to any and all current and additional Pharmacy Benefit business of the FHS Affiliated Plans. Further, in the event that such acquired managed care company has, in place, any agreements with third parties that would conflict with or otherwise violate the terms of this Agreement, such other agreements shall continue in force until the first opportunity on which such agreements may be terminated by their terms without any financial penalty to be incurred by such acquired organization or FHS. In addition, prior to consummating any acquisition of a managed care company that has an ownership interest in or otherwise provide services that shall conflict with this Section 12, FHS will notify Advance Paradigm of such acquisition, and FHS and Advance Paradigm shall engage in good faith negotiations regarding cooperative efforts with such entity, including Advance Paradigm's opportunity to acquire such business.

         (d) Notwithstanding anything contained herein to the contrary, in the event of a breach or threatened breach of the covenants contained in this Section 12, Advance Paradigm may, in addition to any other available remedies, be entitled to an injunction enjoining FHS and its Affiliates or any person or persons acting for or with FHS in any capacity whatsoever from violating any of the terms herein, in accordance with applicable law regarding the award of an equitable remedy.

13. Indemnification. Each party and its officers, directors, employees, agents, successors and assigns (each an "Indemnitee") shall be indemnified and held harmless by the other party (the "Indemnifying Party") against any and all claims, loss, damage, costs and expenses ("Loss"), including, without limitation, attorneys' fees and expenses, actually incurred by any Indemnitee arising out of or resulting from the actions or omissions of the Indemnifying Party.

14.      Audit.

         (a) Audits of Eligible Members and Business Records. Client shall have the right to inspect and audit, or cause to be inspected and audited, the books and records of Advance Paradigm which directly relate to billings made to Client for claims reimbursement. Advance Paradigm shall have the right to inspect and audit, or cause to be inspected and audited, the books and records of Client directly relating to the validity of the drug utilization data. Client and Advance Paradigm shall fully cooperate with representatives of each other and with independent accountants hired by either party to conduct any such inspection or audit. Such audits shall be at the auditing party's sole expense and shall only be made during normal business hours, following fifteen (15) days written notice, and without undue interference to the audited party's business activity. If, after completion of the audit under this Section 14(a), the audit reveals a discrepancy in the results of the audit and the previous calculations of the audited party, then the auditing party shall deliver written notice which sets forth in reasonable detail the basis of such discrepancy. The parties shall use reasonable efforts to resolve the discrepancy within 30 days following delivery of such notice, and such resolution shall be final, binding and conclusive upon the parties hereto. If Advance Paradigm and Client are unable to reach a resolution within such 30-day period, the parties shall resolve such dispute in accordance with Section 18 hereof.

         (b) Payment of Discrepancies. Upon a final and conclusive determination of a discrepancy revealed by an audit procedure under this Section 14, the party which owes money shall pay such sums to the other party within fifteen (15) days of the delivery of the conclusive audit findings.

15.      Limitation of Liability.

         ADVANCE PARADIGM RELIES ON MEDI-SPAN OR INDUSTRY COMPARABLE DATABASES IN PROVIDING CLIENT AND ELIGIBLE MEMBERS WITH DRUG UTILIZATION REVIEW SERVICES. ADVANCE PARADIGM HAS UTILIZED DUE DILIGENCE IN COLLECTING AND REPORTING THE INFORMATION CONTAINED IN THE DATABASES AND HAS OBTAINED SUCH INFORMATION FROM SOURCES BELIEVED TO BE RELIABLE. ADVANCE PARADIGM, HOWEVER, DOES NOT WARRANT THE ACCURACY OF REPORTS, ALERTS, CODES, PRICES OR OTHER DATA CONTAINED IN THE DATABASES. THE CLINICAL INFORMATION CONTAINED IN THE DATABASES AND THE FORMULARY IS INTENDED AS A SUPPLEMENT TO, AND NOT A SUBSTITUTE FOR, THE KNOWLEDGE, EXPERTISE, SKILL, AND JUDGMENT OF PHYSICIANS, PHARMACISTS, OR OTHER HEALTH-CARE PROFESSIONALS INVOLVED IN ELIGIBLE MEMBERS' CARE. THE ABSENCE OF A WARNING FOR A GIVEN DRUG OR DRUG COMBINATION SHALL NOT BE CONSTRUED TO INDICATE THAT THE DRUG OR DRUG COMBINATION IS SAFE, APPROPRIATE OR EFFECTIVE IN ANY ELIGIBLE MEMBER.

16.      Confidentiality.

         (a) Confidential and Proprietary Information. Client and Advance Paradigm each recognize and acknowledge that, by receipt and possession of certain information relating to the business operations of the other, each will discover certain of the other's confidential and proprietary information, skills, know-how, technical expertise, and methods. This confidential and proprietary information includes, but is not limited to:
                  (a) the terms of this Agreement, (b) the terms of each parties' agreements with drug manufacturers, (c) the Drug Manufacturer Agreements, and (d) trade secrets relating to the operations of the PBM Services. Each party acknowledges and agrees that such information is confidential, valuable and proprietary to the business of the other party, and that each party's success and ability to compete depends on keeping such information confidential. Each party hereto covenants and agrees not to, directly or indirectly, and agrees to cause its officers, directors, employees, agents and affiliates not to, use, publish, disseminate or otherwise disclose, any of the other party's confidential or proprietary information now or later possessed by each, without prior written consent of the other party. Advance Paradigm and Client acknowledge that any violation or breach of confidentiality would cause irreparable harm and that such harm cannot be adequately compensated in money damages. Advance Paradigm and Client agree that any such violation or breach may be enjoined by any court of competent jurisdiction, without waiver of any other right to claim damages incurred by either Advance Paradigm or Client in connection with such a violation.

         (b) Confidentiality of Eligible Members. The parties shall maintain the confidentiality of any patient identifiable information in accordance with applicable laws and regulations. Client shall insure that the release of patient identifiable information to

                  Advance Paradigm and Client is duly authorized. Upon receipt of a validly issued subpoena, court or administrative order or a request for information that is signed by an Eligible Member, Advance Paradigm shall be entitled to release such information in accordance with the subpoena, order or request. Advance Paradigm shall be entitled to assume the genuineness of all signatures, the authenticity of all such requests, orders or subpoenas, the conformity of copies of such requests, orders or subpoenas to the original and that the persons executing such requests, orders and subpoenas have full power and authority to deliver same.

17.      Regulatory and Other Approvals.

         (a) Regulatory Approvals. Advance Paradigm understands and agrees that this Agreement shall be effective for each FHS Affiliated Plan in accordance with applicable state law. In the event any governmental or regulatory agency with jurisdiction over a FHS Affiliated Plan denies approval for this Agreement and such approval is required under applicable state law, this Agreement shall not be effective with respect to the services identified by the regulatory body, and shall not apply to such FHS Affiliated Plan unless Advance Paradigm is able to satisfy the concerns of and obtain approval of such governmental or regulatory body within the applicable time. FHS agrees to cause such FHS Affiliated Plan to provide reasonable assistance to Advance Paradigm in responding to any such notification. In the event that Advance Paradigm is unable or unwilling to satisfy such concerns, the provisions of Section 12 shall be deemed inapplicable to such FHS Affiliate Plan or FHS or IPS, to the extent that any of them provide or arrange for the provision of such services to such FHS Affiliate Plan.

         (b) Existence of Pre-existing Agreements/Approvals. Advance Paradigm further understands that FHS, IPS or an FHS Affiliated Plan has existing agreements, set forth in Schedule 17, to obtain services substantially similar to the PBM Services (or any of them) provided hereunder. To the extent such agreement may not be terminated without breach by the FHS party, such agreement may continue in force without being construed as a violation of any provision of this Agreement until such time as the agreement may be terminated or otherwise expires without financial penalty to the FHS party.

18. Binding Arbitration. Advance Paradigm and FHS agree to meet and confer in good faith to resolve any problems or disputes that may arise under this Agreement. Such good faith meeting and conference shall be a condition precedent to the filing of any arbitration demand by either party. In addition, should the parties, prior to submitting a dispute to arbitration, desire to utilize other impartial dispute settlement techniques such as mediation or fact-finding, a joint request for such services may be made to the American Arbitration Association ("AAA") or Judicial Arbitration and Mediation Services ("JAMS"), or the parties may initiate such other procedures as they may mutually agree upon at such time.

         (a) The parties further agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, whether involving a claim in tort, contract, or otherwise, shall be settled by final and binding arbitration, upon the motion of either party, to arbitration under the appropriate rules of the AAA or JAMS, as agreed by the parties. The arbitration shall be conducted by a single, neutral arbitrator who is licensed to practice law. The written demand shall contain a detailed statement of the matter and facts and include copies of all related documents supporting the demand.

         (b) All such arbitration proceedings shall be administered by the AAA or JAMS, as agreed by the parties; however, the arbitrator shall be bound by applicable state and federal law, and shall issue a written opinion setting forth findings of fact and conclusions of law. The parties agree that the decision of the arbitrator shall be final and binding as to each of them. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitrator shall have no authority to make material errors of law or to award punitive damages or to add to, modify, or refuse to enforce any agreements between the parties. The arbitrator shall make findings of fact and conclusions of law and shall have no authority to make any award which could have been made by a court of law. The party against whom the award is rendered shall pay any monetary award and/or comply with any other order of the arbitrator within sixty (60) days of the entry of judgment on the award.

         (c) In all cases submitted to arbitration, the parties agree to share equally the administrative fee as well as the arbitrator's fee, if any, unless otherwise assessed by the arbitrator. The administrative fees shall be advanced by the initiating party subject to final apportionment by the arbitrator in this award.

19.      General.

         (a) Notice. Any notice required to be given pursuant to the terms and provisions of this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, or by overnight delivery service or by facsimile transmission confirmed by telephone conversation (recorded message is not sufficient), at the addresses and facsimile numbers below or such other address or number as shall be specified by the parties by like notice.

                to Advance Paradigm at:

                Advance Paradigm, Inc.
                Attn: David D. Halbert
                545 E. John Carpenter Freeway, Suite 1570
                Irving, Texas  75062
                Telephone:  (972) 830-6199; Fax No.:  (972) 830-6169
                and to Client at:

                Foundation Health Systems
                Attn:  President, Specialty Services
                21650 Oxnard Street
                Woodland Hills, California  91367
                Telephone:  (818) 676-6726; Fax No.:  (818) 676-6616

                  and with a copy to:

                  Foundation Health Systems
                  Attn:    Senior Vice President, and General Counsel
                  21650 Oxnard Street
                  Woodland Hills, California  91367
                  Telephone:  (818) 676-7601; Fax No.:  (818) 676-7503


         (b) Binding Nature and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, together with any other health benefit plan acquired by FHS or its affiliates during the term hereof, and the FHS Successors, except with respect to FHS successors as specifically set forth herein.

         (c) Assignment. Neither party may assign this Agreement without the prior written consent of the other; provided, however, that Advance Paradigm may transfer or assign its rights and obligations under this Agreement, to any affiliate and Client may transfer its rights and obligations hereunder to an FHS Successor, and provided further that no such assignment shall have the effect of releasing such party from any of its obligations under this Agreement.

         (d) Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the parties with regard to the subject matter herein, and supersedes all prior understandings, writings, proposals, representations, or communications, oral or written, of the parties hereto. This Agreement may not be modified, amended or changed except by a written agreement signed by the parties.

         (e) Authority. Advance Paradigm and Client warrant that each has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of each party certifies that such person has been properly authorized and empowered to enter into this Agreement on behalf of such party.

         (f) Non-Solicitation of Employees. During the term of this Agreement, and for a period of one (1) year thereafter, neither party shall, without the prior written consent of the other party, knowingly solicit for employment any employees of the other party.

         (g) Non-Waiver. The failure of either party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way affect the validity of this Agreement or the rights and obligations of the parties hereunder.

         (h) Relationship of Parties. This Agreement shall not constitute or otherwise imply a joint venture, pooling arrangement, partnership or formal business organization of any kind. Both parties shall be considered independent contractors and neither party shall be considered an agent of the other. Under no circumstances shall employees of one party be deemed the employees of the other party.

         (i) Force Majeure. Neither party shall be liable for any failure or delay in performing all or part of its obligations under the terms of this Agreement resulting from unavailability of pharmaceuticals, legislative action, war, acts of any person engaged in a subversive activity, sabotage, riot, strikes, slow-downs, lock-outs, or labor stoppage, freight embargoes, fires, explosions, flood, earthquake or other acts of God, failure of electrical power or telecommunications services (other than as a result of a Y2K failure of Advance Paradigm) or by reason of the judgment, filing or order of any court or agency of competent jurisdiction occurring subsequent to the signing of this Agreement, or any other circumstances beyond its control; provided, however, that any such action is not as a result of the negligence of the party seeking to be excused from performance.

         (j) Authority of Advance Paradigm. Client acknowledges that it has the sole authority to control and administer the Plan. Client further acknowledges that Advance Paradigm is engaged to perform the services under this Agreement as an independent contractor and not as a fiduciary of the Plan or as an employee or agent of Client, or any Plan contract administrator. Nothing in this Agreement shall be construed or deemed to confer upon Advance Paradigm any responsibility for or control over the terms or validity of the Plan. Advance Paradigm shall have no final discretionary authority over or responsibility for the Plan's administration. Further, because Advance Paradigm is not an insurer, plan sponsor, third party administrator, plan contract administrator, or a provider of health services to Eligible Members, Advance Paradigm shall have no responsibility for (i) any funding of Plan benefits;
                  (ii) any insurance coverage relating to Client or any Plan contract administrator, the Plan or Eligible Members; or (iii) the nature or quality of professional health services rendered to Eligible Members.

         (k) Survival. Should any part, term or condition of this Agreement be declared illegal or unenforceable or in conflict with any other laws, the remaining provisions shall be valid and not affected thereby.

         (l) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

         (m) Headings and Interpretation. The headings of the various sections of this Agreement are inserted for convenience only and do not, expressly or by implication, limit, define or extend the specific terms of the section so designated.

         (n) Departments of Insurance. The parties acknowledge that each party is subject to the statutes and regulations in the states in which this Agreement will be performed. The parties acknowledge that, and shall comply with, the laws and regulations of several states permitting Departments of Insurance, Departments of Health, and Departments of Corporations to have access to Advance Paradigm's books and records relating to this Agreement for purpose of examination, audit and inspection, subject to confidentiality obligations.

         (o) Further Assurances. From time to time upon request and without further consideration, the parties hereto shall, and shall cause their subsidiaries, to execute, deliver or acknowledge such documents and do such further acts as the other party hereto may reasonably require to effectuate its obligations contemplated by this Agreement.

         (p) Fraud and Abuse. To the knowledge of Advance Paradigm, Advance Paradigm and its respective executive officers and directors have not (a) engaged in any activities which are prohibited under 42 U.S.C. Section 1320a-7 (exclusionary authority) or
                  Section 1320a-7a (civil monetary penalties), or the regulations promulgated pursuant to such statutes, or under corresponding provisions of any applicable state law or regulation, or (b) knowingly and willfully engaged in any activities which are prohibited under 42 U.S.C. Section 1320a-7b (false claims and anti-kickback), or the regulations promulgated pursuant to such statute, or under corresponding provisions of any applicable state law or regulation, or (c) engaged in any activities which are prohibited under any state law or regulation corresponding to (a) or (b) above. To the knowledge of Advance Paradigm, persons who provide professional services under agreements with any of Advance Paradigm or its Affiliates have not been excluded from the Medicare program or any state health care program under 42 U.S.C. Section 1320-7 and Advance Paradigm is not aware of any pending or threatened exclusion action against such professional persons.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their proper and duly authorized officers on the date first above written. By executing the Agreement, the undersigned individuals hereby warrant and represent that they have read this Agreement in its entirety and agree to all its terms.

ADVANCE PARADIGM, INC.                       INTEGRATED PHARMACEUTICAL SERVICES

By:                                          By:
   ------------------------------               --------------------------------
Name:                                        Name:
     ----------------------------                 ------------------------------
Title:                                       Title:
      ---------------------------                   ----------------------------



                                             FOUNDATION HEALTH SYSTEMS, INC.

                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------